Exhibit 23.2

                [LETTERHEAD OF HJ ASSOCIATES & CONSULTANTS, LLP]



             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


To the Board of Directors and Shareholders of Ciralight Global, Inc.
Irvine, California

We hereby consent to the use in this Registration Statement of Ciralight Global, Inc. on Form S-1 Amendment No. 4 of our report on Ciralight, Inc. dated February 10, 2010, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, at and for the years ended December 31, 2008 and 2007, and to all other references to our firm included in this Registration Statement on Form S-1.

We also consent to the reference to our Firm under the captions "Experts" in the Prospectus.



/s/ HJ Associates & Consultants, LLP
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HJ Associates & Consultants, LLP
Salt Lake City, Utah
July 19, 2010